Exhibit 99.2

INTRODUCTION TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On January 7, 2010, GreenHouse Holdings, Inc., f/k/a Custom Q, Inc. (the “Registrant” or the “Company”) approved an amendment to its Articles of Incorporation (the “Amendment”) to change its name to GreenHouse Holdings, Inc. and to effect a forward-split such that five (5) shares of Common Stock were issued for every 1 share of Common Stock issued and outstanding immediately prior to filing of the amendment (the “Forward Split”).  On January 7, 2010, the Registrant entered into an Agreement and Plan of Share Exchange (the “Exchange Agreement”) with Green House Holdings, Inc., a Nevada corporation (“GHH”), and the stockholders of GHH (the “GHH Stockholders”) whereby the Registrant acquired all of the issued and outstanding capital stock of GHH in exchange (the “Exchange”) for 19,800,000 newly issued shares of Common Stock (the “Common Exchange Shares”) and options to purchase 784,000 shares of Common Stock (after giving effect to the Forward Split).  Immediately prior thereto, GHH consummated a Stock Purchase Agreement with Cindy Kostoff, the Registrant’s principal stockholder and officer and director, whereby GHH acquired 4,000,000 of the Registrant’s 4,240,000 outstanding shares from Ms. Kostoff for the purchase price of $250,000.  Simultaneously therewith, the Company accepted subscriptions in an offering (the “Offering”) of its Units comprised of 16,667 shares of Common Stock and Warrants to purchase an additional 5,500 shares Common Stock at an exercise price of $2.50 per share, offered pursuant to Regulation D of the Securities Act of 1933, as amended (the “Securities Act”).  The Company sold an aggregate of 19 Unit for aggregate offering price of $475,000.

The following unaudited pro forma condensed combined financial statements are presented to illustrate the estimated effects of the Exchange.  The unaudited pro forma combined financial statements were prepared using the historical financial statements of the Registrant and GHH.  The unaudited pro forma combined financial information should be read in conjunction with the Registrant’s audited financial statements as of and for the year ended September 30, 2009 which are included in its September 30, 2009 Annual Report on Form 10-K. The financial information of GHH is filed together with this Unaudited Pro Forma Condensed Combined Financial Statements on Form 8-K.

The unaudited pro forma combined balance sheet as of September 30, 2009 combines the audited balance sheet of the Registrant as of September 30, 2009 and the unaudited balance sheet of GHH as of September 30, 2009 and assumes that the Exchange was consummated on September 30, 2009.

The unaudited pro forma combined statements of operations for the year ended September 30, 2009 assumes that the Exchange was consummated at the beginning of the period presented.  The unaudited pro forma combined statement of operations for the year ended September 30, 2009 combines the audited statement of operations of the Registrant for the year ended September 30, 2009 with the unaudited statements of operations of GHH for the nine months ended September 30, 2009.  .

The information presented in the unaudited pro forma condensed combined financial statements does not purport to represent what our financial position or results of operations would have been had the Exchange occurred as of the dates indicated, nor is it indicative of our future financial position or results of operations for any period.  You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the Exchange.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances.

GREENHOUSE HOLDINGS, INC. (f/k/a CUSTOM Q, INC.) AND GREEN HOUSE HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
SEPTEMBER 30, 2009

	GreenHouse Holdings (f/k/a Custom Q, Inc,) Historical	GHH Historical	Pro Forma Adjustments	Pro Forma Notes	Combined

Assets
Cash and cash equivalents	$5,117	$121,142	$475,000	a.	$267,038
			(250,000)	b.
			(84,221)	e.
Accounts receivable	6,647	1,239,173	—		1,245,820
Other current assets	—	233,131			233,131
Total current assets	11,764	1,593,446	225,000		1,745,989

Fixed assets, net	471	166,583			167,054

Other assets	—	506,000	250,000	b.	506,000
			(250,000)

Total assets	$12,235	$2,266,029	$225,000		$2,419,043
Liabilities
Accounts payable	47,203	569,495	(47,203)	e.	569,495
Accrued expenses	1,768	66,845	(1,768)	e.	66,845
Billings in excess of cost & profit	—	1,248,784	—		1,248,784
Notes payable – current portion	—	101,575	—		101,575

Total current liabilities	48,971	1,986,699	—		1,986,699

Notes payable	35,250	1,672,587	(35,250)	e.	1,672,587

Stockholders’ equity
Common stock	4,240	—	317	a.	21,317
			16,760	c.
Additional paid-in capital	12,260	36,570	474,683	a.	168,267
			(88,486)	d.
			(266,760)	c.
Accumulated deficit	(88,486)	(1,429,827)	88,486	d.	(1,429,827)

Total stockholders’ equity	(71,986)	(1,393,257)	225,000		(1,240,243)

Total liabilities and stockholders’ equity	$12,235	$2,266,029	$225,000		$2,419,043

The following adjustments have been reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet:

a.
To record shares issued and proceeds received from subscription offering for units consisting of 16,667 shares of Common Stock and Warrants to purchase an additional 5,500 shares of Common Stock at an exercise price of $2.50 per share. A total of 19 units were sold.

b.	To record acquisition by GHH of 4,000,000 of the Registrant’s shares from the Registrant’s principal stockholder and officer and director.

c.
To record acquisition by Registrant of all issued and outstanding capital stock of GHH in exchange for 19,800,000 newly issued shares of Common Stock pursuant to Exchange Agreement. And to record retirement of shares acquired by GHH from the Registrant’s principal stockholder and officer and director (See note b).

d.	To eliminate pre-acquisition accumulated deficit of GreenHouse Holdings (f/k/a Custom Q, Inc.).

e.	To record payment of Registrant’s debt from proceeds of unit subscriptions.

GREENHOUSE HOLDINGS, INC. (f/k/a CUSTOM Q, INC.) AND GREEN HOUSE HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED SEPTEMBER 30, 2009

	GreenHouse Holdings (f/k/a Custom Q, Inc,) Historical	GHH Historical (1)	Pro Forma Adjustments	Pro Forma Combined

Revenues	$47,713	$3,486,217	$—	$3,533,930

Cost of revenues	39,008	2,759,519	—	2,798,527

Gross profit	8,705	726,698	—	735,403

Operating expenses	76,657	1,748,638	—	1,825,295

Operating loss	(67,952)	(1,021,940)	(1,089,892)

Other expense	(2,389)	—	—	(2,389)

Net loss	$(70,341)	$(1,021,940)	$—	$(1,092,281)

Net loss per common share	$(0.02)	$(1.28)	$(0.049)

Average common and common equivalent shares	4,234,821	800,000	22,205,173

(1)	Historical amounts for GHH include the nine month period ending September 30, 2009.